Exhibit 1(a)(1)

AVISTA CORPORATION

(a Washington corporation)

First Mortgage Bonds,

4.35% Series due 2048

UNDERWRITING AGREEMENT

Dated: May 15, 2018

Table of Contents

Page

SECTION 1.		Certain Definitions		2

SECTION 2.		Representations and Warranties		5

	(a)	Representations and Warranties of the Company		5

		(i)	Compliance with Securities Law Requirements	5
		(ii)	Incorporated Documents	7
		(iii)	Independent Accountants	7
		(iv)	Financial Statements	7
		(v)	No Material Adverse Change	7
		(vi)	Good Standing of the Company and Designated Subsidiaries	8
		(vii)	No Significant Subsidiaries	8
		(viii)	Capitalization	8
		(ix)	Authorization of this Agreement	8
		(x)	Authorization of the Mortgage	8
		(xi)	Authorization of the Securities	9
		(xii)	Descriptions of the Mortgage and the Securities	9
		(xiii)	Absence of Defaults	9
		(xiv)	No Conflict	9
		(xv)	Absence of Proceedings	10
		(xvi)	Absence of Further Requirements	10
		(xvii)	Title to Property; Lien of Mortgage	10
		(xviii)	Leases	11
		(xix)	Investment Company Act	11
		(xx)	Environmental Laws	11
		(xxi)	Internal Controls	12
		(xxii)	Compliance with Sarbanes-Oxley	12
		(xxiii)	Sanctions	12
		(xxiv)	Compliance with Money Laundering Laws	13
		(xxv)	No Unlawful Payments	13
		(xxvi)	Cybersecurity	13

	(b)	Officer’s Certificates		14
	(c)	Information Furnished by the Underwriters		14

SECTION 3.		Sale and Delivery to Underwriters; Closing		14

	(a)	Sale and Purchase of Securities		14
	(b)	Payment and Delivery		14

SECTION 4.		Covenants		15

	(a)	Preparation and Filing of Term Sheet		15
	(b)	Preparation and Filing of the Prospectus		15
	(c)	Review of Amendments and Supplements		15
	(d)	Free Writing Prospectuses		15

	(e)	Notification of Commission Comments and Orders, Etc.		16
	(f)	Delivery of Registration Statements		16
	(g)	Delivery of Prospectuses		16
	(h)	Continued Compliance with Securities Laws		16
	(i)	Blue Sky Qualifications		17
	(j)	Rule 158		18
	(k)	Filing Fees		18
	(l)	Use of Proceeds		18
	(m)	Restriction on Sale of Securities		18
	(n)	Certification Regarding Beneficial Owners		18

SECTION 5.		Payment of Expenses		18

	(a)	Expenses Payable by the Company		18
	(b)	Expenses Payable by the Underwriters		19
	(c)	Expenses Upon Termination		19

SECTION 6.		Conditions of the Underwriter’s Obligations; Termination of Agreement		19

	(a)	Conditions		19
		(i)	No Stop Order; Commission Filings	19
		(ii)	Opinions of Counsel for the Company	20
		(iii)	Opinion of Counsel for the Underwriters	20
		(iv)	No Material Adverse Change; Officers’ Certificate	20
		(v)	Accountant’s Comfort Letter	20
		(vi)	Bring-down Comfort Letter	21
		(vii)	Maintenance and Confirmation of Rating	21
		(viii)	Additional Documents	21

	(b)	Termination of Agreement		21

SECTION 7.		Indemnification		22
	(a)	Indemnification of the Underwriters		22
	(b)	Indemnification of the Company		22
	(c)	Actions against Parties; Notification		23

SECTION 8.		Contribution		23

SECTION 9.		Representations, Warranties and Agreements to Survive		24

SECTION 10.		Termination of Agreement		25

	(a)	Termination		25
	(b)	Liabilities		25

SECTION 11.		Default by One or More of the Underwriters		25

SECTION 12.		Notices		26

SECTION 13.		Parties in Interest		27

SECTION 14.		No Advisory or Fiduciary Relationship		27

SECTION 15.		Governing Law; Time; Consent to Jurisdiction		27

ii

SECTION 16.	Waiver of Jury Trial	28
SECTION 17.	Counterparts	28
SECTION 18.	Entire Agreement	28
SECTION 19.	Effect of Headings	28
SECTION 20.	Severability	28

SCHEDULES

Schedule A	List of Underwriters	Sch A-1

Schedule B	Issuer Free Writing Prospectuses	Sch B-1

Schedule C	Term Sheet	Sch C-1

Schedule D	Information Furnished by Underwriters	Sch D-1

EXHIBITS
Exhibit A	Form of Opinion of Marian M. Durkin, Esq.	Ex A-1
Exhibit B	Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP	Ex B-1

iii

AVISTA CORPORATION

(a Washington corporation)

First Mortgage Bonds,

4.35% Series due 2048

UNDERWRITING AGREEMENT

May 15, 2018

BNY MELLON CAPITAL MARKETS, LLC

101 Barclay Street, 3W

New York, New York 10286

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

MUFG SECURITIES AMERICAS INC.

1221 Avenue of the Americas, 6th Floor

New York, New York 10020

WELLS FARGO SECURITIES, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

As Representatives of the several Underwriters

Ladies and Gentlemen:

Avista Corporation, a Washington corporation (the “Company”), confirms its agreement (the “Agreement”) with each of the Underwriters named in Schedule A hereto (collectively, the “Underwriters”, which term shall also include any underwriter substituted as hereinafter provided in Section 11 hereof), for which BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are acting as representatives (in such capacity, the “Representatives”), with respect to the issuance and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in Schedule A hereto of $375,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 4.35% Series due 2048 (the “Securities”).

The Securities are to be issued under the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank N.A., trustee (the “Trustee”), as amended and supplemented by various supplemental indentures and other instruments including the Sixty-first Supplemental Indenture, dated as of May 1, 2018 (such Sixty-first Supplemental Indenture and such Mortgage and Deed of Trust, as so amended and supplemented, being hereinafter called, respectively, the “Supplemental Indenture” and the “Mortgage”).

The Company understands that the Underwriters propose to make a public offering of the Securities promptly after this Agreement has been executed and delivered. The terms of the public offering of the Securities are as set forth in the Disclosure Package.

On February 25, 2016, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-209714), for the registration of securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), and the offer and sale thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”), and for the qualification of the Mortgage under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

SECTION 1. Certain Definitions

When used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning set forth in the foregoing preamble.

“Agreements and Instruments” has the meaning set forth in Section 2(a)(xiii).

“Applicable Time” means 2:30 p.m. (New York City time) on May 15, 2018.

“Base Prospectus” means the base prospectus relating to the Securities filed as part of the Registration Statement, in the form in which it has been most recently filed with the Commission prior to the date of this Agreement.

“Closing Time” means the time and date set forth in Section 3(b).

“Commission” has the meaning set forth in the preamble to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Designated Subsidiary” means each of Avista Capital, Inc., Alaska Energy and Resources Company and Alaska Electric Light and Power Company.

“Disclosure Package” means, collectively, (i) the Pricing Prospectus, (ii) the Term Sheet and (iii) any other Issuer Free Writing Prospectus listed on Schedule B hereto.

“EDGAR” has the meaning set forth below in this Section 1.

“Effective Time” means the date and time of the effectiveness of the Registration Statement for purposes of paragraph (f)(2) of Rule 430B, as applied to the Underwriters.

“Internal Controls” has the meaning set forth in Section 2(a)(xxi)(A)(III).

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus” (as defined by Rule 433 of the 1933 Act Regulations (“Rule 433”)) with respect to the Securities (including, but not limited to, the Term Sheet and any other document listed on Schedule B hereto).

“Liens” has the meaning set forth in Section 2(a)(viii).

“Material Adverse Change” has the meaning set forth in Section 2(a)(v).

“Material Adverse Effect” has the meaning set forth in Section 2(a)(vi).

“Mortgage” has the meaning set forth in the preamble to this Agreement.

“Preliminary Prospectus” means the Base Prospectus as supplemented by a preliminary prospectus supplement provided by the Company to the Underwriters for use in connection with the offering of the Securities, as filed with the Commission pursuant to Rule 424(b).

“Pricing Prospectus” means the Preliminary Prospectus as amended or supplemented and otherwise in the form most recently provided to the Underwriters for use in connection with the offering of the Securities prior to the Applicable Time.

“Prospectus” means, as of any particular time, the Base Prospectus, as supplemented by the final prospectus supplement relating to the offer and sale of the Securities, as filed with the Commission pursuant to Rule 424(b).

“PUC Orders” has the meaning forth in Section 2(a)(xvi).

“Registration Statement” means, as of any particular time, the Company’s registration statement on Form S-3 (No. 333-209714), including (a) any amendments thereto at such time, (b) the exhibits and schedules thereto at such time and (c) any prospectus filed with the Commission pursuant to Rule 424(b) that, in accordance with Rule 430B, is deemed to be a part thereof.

“Regulation S-T” means Regulation S-T of the Commission.

“Repayment Event” has the meaning set forth in Section 2(a)(xiv).

“Representatives” has the meaning set forth in the preamble to this Agreement.

“Rule 405” means Rule 405 of the 1933 Act Regulations.

“Rule 424(b)” means Rule 424(b) of the 1933 Act Regulations.

“Rule 430B” means Rule 430B of the 1933 Act Regulations.

“Rule 433” means Rule 433 of the 1933 Act Regulations.

“Securities” has the meaning set forth in the preamble to this Agreement.

“Supplemental Indenture” has the meaning set forth in the preamble to this Agreement.

“Term Sheet” means the term sheet prepared and filed pursuant to Section 4(a).

“Trustee” has the meaning set forth in the preamble to this Agreement.

“Underwriters” has the meaning set forth in the preamble to this Agreement.

“1933 Act” has the meaning set forth in the preamble to this Agreement.

“1933 Act Regulations” has meaning set forth in the preamble to this Agreement.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1934 Act Regulations” means the rules and regulations of the Commission under the 1934 Act.

“1939 Act” has the meaning set forth in the preamble to this Agreement.

“1939 Act Regulations” means the rules and regulations of the Commission under the 1939 Act.

The foregoing definitions are subject to the following qualifications:

(a) all references in this Agreement to the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus or to any of the financial statements, schedules or other information that is “contained”, “included” or “stated” (or other words of like import) therein shall be deemed to include the information contained in documents filed with the Commission under the 1934 Act that (i) are incorporated, or deemed incorporated, therein by reference pursuant to Item 12 of Form S-3 under the 1933 Act, to the extent such information has not been superseded or modified in accordance with Rule 412 of the 1933 Act Regulations (as qualified by Rule 430B(g) of the 1933 Act Regulations) and (ii) are filed with the Commission (A) in the case of references to the “Registration Statement”, at or prior to the Effective Time, (B) in the case of references to any “Preliminary Prospectus”, at or prior to the date thereof, (C) in the case of references to the “Pricing Prospectus”, at or prior to the Applicable Time and (D) in the case of references to the “Prospectus”, at or prior to the date thereof.

(b) all references in this Agreement to an amendment to the Registration Statement shall be deemed to include any document filed under the 1934 Act subsequent to the date thereof that is deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act;

(c) all references in this Agreement to an amendment or supplement to any Preliminary Prospectus or to the Prospectus shall be deemed to include any document filed under the 1934 Act subsequent to the date thereof that is deemed incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act; and

(d) all references in this Agreement to the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

SECTION 2. Representations and Warranties.

(a) Representations and Warranties of the Company.

The Company represents and warrants to each Underwriter at and as of the date of this Agreement, at and as of the Applicable Time and at and as of the Closing Time as follows:

(i) Compliance with Securities Law Requirements.

(A) Well-Known Seasoned Issuer Status. At the time the Registration Statement was filed with the Commission, at all relevant determination dates, and at the date hereof, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).

(B) Eligibility to Use Form S-3. At the time the Registration Statement was filed with the Commission and at the time of the most recent amendment, if any, to the Registration Statement for purposes of complying with Section 10(a)(3) of the 1933 Act, the Company met the requirements for use of Form S-3 under the 1933 Act.

(C) Status and Content of the Registration Statement. The Registration Statement became effective automatically upon the filing thereof with the Commission under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted by the Commission or are pending or, to the knowledge of the Company, have been threatened or are contemplated by the Commission, and any request on the part of the Commission for additional information with respect to the Registration Statement has been complied with. At the time the Registration Statement became effective, and at the Effective Time, the Registration Statement complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the 1939 Act and the 1939 Act Regulations. At and as of the Effective Time, the Registration Statement did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(D) Status and Content of Each Preliminary Prospectus. Each Preliminary Prospectus, at and as of its date and at and as of the time it was filed with the Commission, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Prospectus delivered to the Underwriters in connection with the offering of the Securities was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR (except that the registration fee table has been deleted from the cover thereof), except to the extent permitted by Regulation S-T. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission.

(E) Issuer Free Writing Prospectuses. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities, the Company was not an “ineligible issuer” as defined in Rule 405. Each Issuer Free Writing Prospectus, at the time it was filed with the Commission pursuant to Rule 433 or, if it was not required to be so filed, at the time of each use thereof (1) did not include any information that conflicts with (x) information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement, and not superseded or modified, or (y) information contained in the Company’s periodic and current reports filed with the Commission pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated or deemed incorporated by reference in the Registration Statement, and not superseded or modified, and (2) complied in all other respects with the requirements of Rule 164 and Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164 of the 1933 Act Regulations). No order preventing or suspending the use of any Issuer Free Writing Prospectus has been issued by the Commission.

(F) Content of the Disclosure Package. The Disclosure Package, at and as of the Applicable Time, did not, and at and as of the Closing Time, will not, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(G) Status and Content of the Prospectus. The Prospectus, at and as of its date, at and as of the time it is filed with the Commission and at and as of the Closing Time, will conform in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and, at and as of such respective dates and times, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus delivered to the Underwriters in connection with the offering of the Securities, and any amendment or supplement thereto, will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table will be deleted from the cover thereof), except to the extent permitted by Regulation S-T.

(H) Description and Filing of Contracts and Documents. All contracts or documents that are required to be described in the Registration Statement, the Pricing Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement have been so described and filed as required.

The representations and warranties of the Company in this subsection (a)(i) shall not apply to any of the information referred to on Schedule D.

(ii) Incorporated Documents. The documents incorporated or deemed incorporated by reference in the Registration Statement, the Pricing Prospectus, and the Prospectus, at and as of the time they were or hereafter are filed with the Commission, complied or will comply, as applicable, in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations and, when filed did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. The accountants who audited the financial statements and financial statement schedules included in the Registration Statement, the Disclosure Package and the Prospectus are independent registered public accountants within the meaning of Regulation S-X of the Commission.

(iv) Financial Statements. The financial statements, together with the respective schedules and notes relating thereto, included in the Registration Statement, the Disclosure Package and the Prospectus, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified; such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein. The selected financial data and the summary financial information included in the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The financial statements and other financial data included in the Registration Statement, the Disclosure Package and the Prospectus comply in all material respects with the requirements of paragraph (e) of Item 10 of Regulation S-K. The interactive data in eXtensible Business Reporting Language filed as exhibits to the documents incorporated by reference or deemed to be incorporated by reference into the Registration Statement, the Pricing Prospectus and the Prospectus fairly present the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has any off-balance sheet arrangements of the character contemplated by Item 303 of Regulation S-K or otherwise by Section 13G of the 1934 Act, or has any other contingent obligation or liability, which, in any case, is material, or is reasonably likely to be material, to the Company and its consolidated subsidiaries considered as one enterprise.

(v) No Material Adverse Change. Since the date of the latest audited balance sheet included in the Registration Statement, the Disclosure Package and the Prospectus and except as disclosed therein, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (any such change or development, a “Material Adverse Change”).

(vi) Good Standing of the Company and Designated Subsidiaries. Each of the Company and each of the Designated Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease and operate its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus, and the Company has the corporate power and authority to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (any such effect, a “Material Adverse Effect”).

(vii) No Significant Subsidiaries. The Company has no “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X.

(viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement, the Disclosure Package and the Prospectus. All of the issued and outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of each Designated Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Company, free and clear of any security interest, mortgage or other lien or encumbrance (each being hereinafter called a “Lien”).

(ix) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(x) Authorization of the Mortgage. The Mortgage has been duly authorized, and, at the Closing Time, will have been duly executed and delivered, by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. At the Closing Time, the Mortgage will have been duly qualified under the 1939 Act.

(xi) Authorization of the Securities. The Securities have been duly authorized by the Company and, at the Closing Time, will have been duly executed by the Company; and, when the Securities have been (A) authenticated and delivered by the

Trustee and (B) issued and delivered by the Company against payment of the purchase price therefor as provided in this Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and will be entitled to the benefits of the Mortgage equally and ratably with all other securities outstanding thereunder.

(xii) Descriptions of the Mortgage and the Securities. The descriptions of the Mortgage and the Securities in the Registration Statement, the Disclosure Package and the Prospectus are accurate in all material respects, and the Supplemental Indenture and the Securities will be in substantially the respective forms filed or incorporated by reference as exhibits to the Registration Statement.

(xiii) Absence of Defaults. Neither the Company nor any Designated Subsidiary is in violation of its articles of incorporation or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or such Designated Subsidiary is a party or by which it or such Designated Subsidiary may be bound, or to which any of the property or assets of the Company or such Designated Subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults as, singly or in the aggregate, would not result in a Material Adverse Effect.

(xiv) No Conflict. The execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated herein and therein (including the issuance and sale by the Company of the Securities and the use of the proceeds from the sale of the Securities as described in the Registration Statement, the Disclosure Package and the Prospectus) and the compliance by the Company with its obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any Designated Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Liens as, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the articles of incorporation or by-laws of the Company or any Designated Subsidiary or of any statute of any jurisdiction applicable to the Company or any Designated Subsidiary or any rule, regulation or order applicable to the Company or any Designated Subsidiary of any regulatory body, administrative agency or other governmental body or any court that, in any such case, has jurisdiction over the Company or any Designated Subsidiary or any of their respective assets, properties or operations. As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Designated Subsidiary.

(xv) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, that (A) is required to be disclosed in the Registration Statement, the Pricing Prospectus or the Prospectus and is not disclosed as required, (B) could materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder or (C) except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, would reasonably be expected to result in a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is the subject that are not described in the Registration Statement, the Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xvi) Absence of Further Requirements. The Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) have issued orders authorizing the issuance and sale by the Company of the Securities as contemplated in this Agreement and the Mortgage; the Montana Public Service Commission (the “MPSC”) has issued an order disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company pursuant to, and on the terms set forth in such order (such order, collectively with the aforesaid orders of the WUTC, the IPUC and the OPUC, being hereinafter called the “PUC Orders”); the PUC Orders are in full force and effect as of the date hereof; and, except for informational filings required under the PUC Orders, no further consent, approval or authorization of, or registration, filing or declaration with, any regulatory or other governmental body or agency is required in connection with the execution, delivery or performance by the Company of this Agreement or the issuance and sale by the Company of the Securities.

(xvii) Title to Property; Lien of Mortgage. (A) The Company has good and marketable title in fee simple to all of its real estate and fixed properties and good title to all of its other property, in each case free and clear of all Liens except (1) the lien of the Mortgage, (2) leases of minor portions of the Company’s property to others for uses which do not interfere with the Company’s business, (3) leases of certain property of the Company not used in its utility business, (4) Excepted Encumbrances (as defined in the Mortgage) and (5) encumbrances, defects and irregularities customarily found in properties of like size and character, which, in the Company’s opinion, do not materially impair the use of the property affected thereby in the operation of the business of the Company;

(B) Upon the due execution, delivery and appropriate recording of the Supplemental Indenture, the Mortgage will constitute, subject only to the exceptions referred to in clauses (2) through (5) in subparagraph (A) above, a direct and valid first mortgage Lien for the security of the Bonds and all other securities issued and outstanding and to be outstanding under the Mortgage on substantially all of the physical properties and franchises of the Company other than those expressly excepted;

(C) The description in the Mortgage of the properties intended to be subject to the Mortgage is adequate for the Mortgage to constitute a Lien thereon; and

(D) The Mortgage (excluding the Supplemental Indenture) has been duly and properly recorded as a mortgage on real estate and fixtures in the proper offices of the respective counties in which the real estate and other physical properties of the Company are located, and filed, together with appropriate financing statements, as a security interest in personal property in the offices of the Secretaries of State of the States of Washington, Idaho, Montana and Oregon; the Supplemental Indenture will be so recorded and filed forthwith; and no other recording or filing of the Mortgage is or will be necessary to maintain or perfect of record the Lien thereof other than periodic continuation statements in respect of such security interests.

(xviii) Leases. All of the leases and subleases material to the business of the Company and its Designated Subsidiaries, considered as one enterprise, and under which the Company or any of such subsidiaries holds properties, described in or required to be described in the Registration Statement, the Pricing Prospectus and the Prospectus are in full force and effect, and the Company has no notice of any claim of any sort asserted by anyone adverse to the rights of the Company or any of such subsidiaries under any of such leases or subleases, or affecting or questioning the rights of the Company or any of such subsidiaries to the continued possession of the premises leased or subleased thereunder, that would reasonably be expected to result in a Material Adverse Effect.

(xix) Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as contemplated herein and the application of the net proceeds therefrom as described in the Registration Statement, the Disclosure Package and the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xx) Environmental Laws. Except as described in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of the Designated Subsidiaries (A) is in violation of any statute, rule, regulation, decision or order of any governmental body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or other pollutants or contaminants, to the protection or restoration of the environment or to human or animal exposure to hazardous or toxic substances or other pollutants or contaminants that have the potential to adversely impact human or animal health (collectively, “environmental laws”), (B) owns or operates any real property contaminated with any hazardous or toxic substances or other pollutants or contaminants that is subject to clean-up or other responsive action under any environmental laws, (C) is liable for any off-site disposal or contamination pursuant to any environmental laws or (D) is subject to any claim of violation of or liability under any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation or circumstances which would reasonably be expected to lead to such a claim.

(xxi) Internal Controls. (A) The Company has devised and established and maintains the following, among other, internal controls (without duplication):

(I) a system of “internal accounting controls” as contemplated in Section 13(b)(2)(B) of the 1934 Act;

(II) “internal control over financial reporting” as such term is defined in Rule 13a-15(f) of the 1934 Act Regulations; and

(III) “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) of the 1934 Act Regulations (all such internal controls referred to in this paragraph (xxi)(A) being hereinafter called, collectively, the “Internal Controls”));

(B) The Internal Controls are evaluated by the Company’s senior management periodically as appropriate and, in any event, as required by law;

(C) Based on the most recent evaluations of the Internal Controls:

(I) the Internal Controls are, individually and in the aggregate, effective in all material respects to perform the functions for which they were established; and

(II) all material weaknesses, if any, and significant deficiencies, if any, in the design or operation of the Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls have been disclosed to the audit committee of the Company’s board of directors and the Company’s independent auditors.

(xxii) Compliance with Sarbanes-Oxley. The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission that have been adopted thereunder, to the extent that such act and such rules and regulations are in effect and applicable to the Company.

(xxiii) Sanctions. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer or employee, in such capacity, of, or other person acting on behalf of, the Company or any of the Designated Subsidiaries is currently, or is controlled by any individual or entity that is currently, the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other similar sanctions authority (“Sanctions”), nor is the Company or any of the Designated Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any person or entity, (A) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions or (B) to fund or facilitate any activities of or business in any Sanctioned Country or (C) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxiv) Compliance with Money Laundering Laws. The operations of the Company and the Designated Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Company and/or any of the Designated Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of the Designated Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxv) No Unlawful Payments. Neither the Company nor any of the Designated Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee, in such capacity, of, or other person acting on behalf of, the Company or any of the Designated Subsidiaries (i) made any unlawful contribution, gift, or entertainment or other expenditure relating to political activity, (ii) made any direct or indirect unlawful payment, or otherwise acted in furtherance of any other unlawful benefit, to any domestic or foreign government or government entity or any official or employee thereof or (iii) has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption and/or anti-bribery laws and regulations. The Company and its subsidiaries have instituted and maintain policies and enforce, and will continue to maintain and enforce and procedures designed to promote and provide reasonable assurance as to compliance with the FCPA and other applicable anti-corruption and anti-bribery laws.

(xxvi) Cybersecurity. (A) Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, (1) there has been no security breach or other compromise of or relating to any of the Company’s or the Designated Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including, to the knowledge of the Company, the data of their respective customers, employees, suppliers and vendors), equipment or technology (collectively, “IT Systems and Data”), (2) the Company and the Designated Subsidiaries have not been notified of, and have no knowledge of, any event or condition that would reasonably be expected to result in any security breach or other compromise to their IT Systems and

Data and (3) the Company and the Designated Subsidiaries are in compliance in all material respects with all applicable statutes, governmental regulations and standards, contractual obligations and internal policies relating to the security of IT Systems and Data and to the protection of IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clause (1), (2) and/or (3) above, individually or in the aggregate, have a Material Adverse Effect; and (B) the Company and the Designated Subsidiaries have implemented backup and disaster recovery technology consistent in all material respects with general industry standards and practices.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Underwriters or to counsel for the Underwriters in connection with the offer and sale of the Securities shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

(c) Information Furnished by the Underwriters. Each of the Underwriters acknowledges and agrees that the information referred to on Schedule D was furnished by the Underwriters, or one or more thereof, expressly for use in the Registration Statement, a Preliminary Prospectus, the Pricing Prospectus, the Term Sheet and/or the Prospectus; and the Company acknowledges and agrees that the information referred to on Schedule D is the only information so furnished by Underwriters.

SECTION 3. Sale and Delivery to Underwriters; Closing.

(a) Sale and Purchase of Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of 99.024% of the principal amount thereof, plus accrued interest, if any, from May 22, 2018 to the Closing Time, the principal amount of Securities set forth in Schedule A hereto opposite the name of such Underwriter, plus any additional principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11, subject, in each case, to such adjustments among the Underwriters as the Representatives in their sole discretion shall make to eliminate any sales or purchases of fractional securities. All obligations of the Underwriters hereunder are several and not joint.

(b) Payment and Delivery. Payment of the purchase price for the Securities shall be authorized at the offices of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company, at 1540 Broadway, New York, New York 10036, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 A.M. (Eastern time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company, and such payment shall be made against delivery, at such time, of one or more global Securities to a custodian for The Depository Trust Company (“DTC”), to be held by DTC initially for the accounts of the several Underwriters. The time and date of such payment and delivery is herein called the “Closing Time”.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company. It is understood that each Underwriter has authorized Wells Fargo Securities, LLC, for the account of such Underwriter, to acknowledge receipt of, and make payment of the purchase price for, the Securities which such Underwriter has agreed to purchase. Any of the Representatives individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

Global Securities will be made available for examination by the Representatives in New York, New York not later than 2:00 P.M. (Eastern time) on the business day prior to the Closing Time.

SECTION 4. Covenants.

(a) Preparation and Filing of Term Sheet. The Company will prepare a term sheet, containing a description of the final terms of the Securities and the offering thereof, in the form attached as Schedule C hereto (the “Term Sheet”), and, after affording the Representatives the opportunity to comment thereon, file the Term Sheet with the Commission pursuant to Rule 433(d) within the time required by such Rule.

(b) Preparation and Filing of the Prospectus. The Company will prepare the Prospectus and, after affording the Representatives the opportunity to comment thereon, file the Prospectus with the Commission in accordance with Rule 424(b) not later than the Commission’s close of business on the second business day following the Closing Time.

(c) Review of Amendments and Supplements. The Company will not amend the Registration Statement, or amend or supplement the Prospectus or the Term Sheet, without providing notice to the Representatives at least 24 hours, or such shorter period as is reasonably required by the circumstances, prior to the filing thereof with the Commission. Except in the case of any such amendment or supplement to be made by the filing under the 1934 Act of a document that will be incorporated by reference in the Registration Statement or the Prospectus that would be made by the Company irrespective of the offer and sale of the Securities, the Company will not effect such amendment or supplement without the consent of the Representatives, such consent not to be unreasonably withheld or delayed. Neither the consent of the Representatives, nor the delivery of any such amendment or supplement by any Underwriter, shall constitute a waiver of any of the conditions set forth in Section 6 hereof.

The Company will notify the Representatives immediately, and confirm such notice in writing, when any post-effective amendment to the Registration Statement shall have been filed or shall become effective and when any supplement to the Prospectus or Term Sheet or any amended Prospectus or Term Sheet shall have been filed.

(d) Free Writing Prospectuses. (i) Other than the Term Sheet and any other Issuer Free Writing Prospectus listed on Schedule B hereto, the Company has not made and, without the consent of the Representatives, will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined by Rule 405, including an Issuer Free Writing Prospectus.

(ii) No Underwriter has made, and without the consent of the Company no Underwriter shall make, any offer relating to the Securities that would constitute a “free writing prospectus” (as defined in Rule 405) that the Company would be required to file with the Commission under Rule 433.

(e) Notification of Commission Comments and Orders, Etc.. The Company will notify the Representatives of (i) the receipt of any comments from the Commission with respect to the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus, including any request by the Commission for any amendment, supplement or additional information with respect thereto and (ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Properties, any Issuer Free Writing Prospectus or the Prospectus or the initiation or threatening of any proceeding for such purpose. The Company will make every reasonable effort to prevent the issuance of any stop order and, in the event of any stop order, to obtain the lifting thereof as soon as possible.

(f) Delivery of Registration Statements. The Company will deliver to the Representatives and to counsel for the Underwriters, upon request and without charge, one conformed copy of the Registration Statement as originally filed and of each amendment thereto (including, in each case, all exhibits filed therewith or incorporated by reference). Such copies of the Registration Statement and amendments thereto so furnished to the Representatives will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table may be deleted from the cover thereof), except to the extent permitted by Regulation S-T.

(g) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of any Preliminary Prospectus and any Issuer Free Writing Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies by the Underwriters for purposes of the offer and sale of the Securities in a manner consistent with the 1933 Act and the 1933 Act Regulations. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus (or, in lieu thereof, the notice referred to in Rule 173(a) of the 1933 Act Regulations) is required to be delivered under the 1933 Act or the 1933 Act Regulations, such number of copies of the Prospectus (and any supplements thereto and amendments thereof) as such Underwriter may reasonably request. Such copies of the Prospectus (and supplements thereto and amendments thereof) so furnished to the Underwriters will be identical to the copies thereof filed electronically with the Commission pursuant to EDGAR (except that the registration fee table may be deleted from the cover thereof), except to the extent permitted by Regulation S-T.

(h) Continued Compliance with Securities Laws. (i) The Company will file all reports and other documents that it is required to file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations and will otherwise comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the offer, sale and distribution of the Securities as contemplated in this Agreement and the Prospectus; provided, however, that the Company may assume that the distribution of the Securities has been completed on the business day following the Closing Time unless the Representative shall have provided written notice to the contrary.

(ii) During the distribution of the Securities, the Company will notify the Representative promptly if (A) any filing is made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction or (B) a Material Adverse Change shall have occurred that is not disclosed in the Registration Statement, the Disclosure Package and the Prospectus or (C) any other event shall have occurred that causes (x) the Registration Statement to contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading or to otherwise fail to comply with the requirements of the 1933 Act or the 1933 Act Regulations or (y) the Disclosure Package or the Prospectus to contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Upon any notification pursuant to clause (ii)(B) or (C) above, or if at any time an event shall occur or other circumstances shall exist as a result of which it is necessary, in the reasonable judgment of the Company or of the Representatives, (A) to amend the Registration Statement in order that it shall not, as of the Effective Time, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading or otherwise to comply with the requirements of the 1933 Act or the 1933 Act Regulations or (B) to amend or supplement the Prospectus in order that the Prospectus shall not, as of the time it is delivered to purchasers (or as of the time the notice referred to in Rule 173(a) of the 1933 Act Regulations, in lieu of the Prospectus, is delivered to purchasers), contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing at such time, not misleading or otherwise to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 4(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to each Underwriter such number of copies of such amendment or supplement as such Underwriter may reasonably request.

(i) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Representatives, to take such action, if any, as may be required to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may reasonably designate and to maintain such qualifications in effect as long as required for the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In the event that the Company becomes aware of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes, the Company will so notify the Representatives and will cooperate with the Representatives to endeavor to prevent any such suspension and, in the event of any such suspension, to obtain the lifting thereof as soon as possible.

(j) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act and Rule 158 thereunder (which earnings statement need not be audited unless required so to be under Section 11(a) of the 1933 Act).

(k) Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) of the 1933 Act Regulations and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(l) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Disclosure Package and the Prospectus under “Use of Proceeds”.

(m) Restriction on Sale of Securities. The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the 1933 Act relating to debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representatives for a period of five (5) calendar days beginning the day after the date of this Agreement.

(n) Certification Regarding Beneficial Owners. The Company will deliver to each Underwriter, on the date of execution of this Agreement, a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, as required by the rules of the Financial Crimes Enforcement Network within the U.S. Department of the Treasury, together with copies of identifying documentation, to the extent required by such rules, and the Company undertakes to provide such additional supporting documentation as each Underwriter may reasonably request in connection with the verification of the foregoing Certification.

SECTION 5. Payment of Expenses.

(a) Expenses Payable by the Company. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any agreement among Underwriters, the Supplemental Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance, authentication and delivery of the Securities, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 4(i) hereof, including filing fees and the reasonable fees (not to exceed $10,000) and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each Preliminary Prospectus, Issuer Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Underwriter of copies of any Blue Sky survey and any supplement thereto, (viii) the fees and expenses of the Trustee, including the fees and disbursements of its counsel, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (x) filings or other notices (if any) with or to, as the case may be, the Financial Industry Regulatory Authority, (xi) any fees payable in connection with the rating of the Securities and (xii) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(b) Expenses Payable by the Underwriters. Except as provided in subsection (a) above and subsection (c) below, the Underwriters will pay all of their expenses incurred in connection with the transactions contemplated hereby, including the fees and disbursements of counsel for the Underwriters.

(c) Expenses Upon Termination. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 6, Section 10(a)(i) or Section 10(a)(iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses incurred in connection with the transactions contemplated hereby, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 6. Conditions of the Underwriter’s Obligations; Termination of Agreement.

(a) Conditions. The obligations of the several Underwriters hereunder are subject to the accuracy, as of the date of this Agreement, as of the Applicable Time and as of the Closing Time, of the representations and warranties of the Company contained in Section 2(a) hereof and in all certificates of officers of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder to be performed at or prior to the Closing Time, and to the following further conditions:

(i) No Stop Order; Commission Filings. At the Closing Time, the Registration Statement shall remain effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to use of the automatic shelf registration statement form, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel for the Underwriters. The Prospectus shall have been timely filed with the Commission in accordance with Rule 424(b). The Term Sheet, and any other material required to be filed by the Company pursuant to Rule 433(d), shall have been filed with the Commission in accordance with the applicable time periods prescribed for such filings under Rule 433. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(b)(l)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(ii) Opinions of Counsel for the Company. At the Closing Time, the Representatives shall have received the opinions, dated the date of the Closing Time, of Marian M. Durkin, Esq., a Senior Vice President, the General Counsel, the Corporate Secretary and the Chief Compliance Officer of the Company, and Pillsbury Winthrop Shaw Pittman LLP, counsel for the Company, substantially in the form of Exhibit A and Exhibit B hereto, respectively, together with signed or reproduced copies thereof for each of the other Underwriters.

(iii) Opinion of Counsel for the Underwriters. At the Closing Time, the Representatives shall have received the opinion, dated the date of the Closing Time, of Choate, Hall & Stewart LLP, counsel for the Underwriters, as to such matters as the Underwriters shall reasonably request, together with signed or reproduced copies thereof for each of the other Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States upon the opinions of counsel for the Company. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

(iv) No Material Adverse Change; Officers’ Certificate. (A) At the Closing Time, there shall not have been since the date of the latest audited balance sheet included in the Pricing Prospectus, and except as disclosed therein, any Material Adverse Change and (B) at the Closing Time, the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated the date of the Closing Time, to the effect that (I) there has been no such Material Adverse Change, (II) the representations and warranties in Section 2(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (III) the Company has complied with all agreements and satisfied all conditions on its part required by this Agreement to be performed or satisfied at or prior to the Closing Time and (IV) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the signers, contemplated by the Commission.

(v) Accountant’s Comfort Letter. On the date of this Agreement, the Representatives shall have received from Deloitte & Touche LLP (“D&T”) a letter dated such date, in form and scope consistent with D&T’s internal guidelines for the delivery of comfort letters and, in any event, in form and substance reasonably satisfactory to the

Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of, and certain financial information relating to, the Company contained in the Registration Statement and the Prospectus.

(vi) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from D&T a letter dated the date of the Closing Time, in form and scope consistent with D&T’s internal guidelines for the delivery of comfort letters and, in any event, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect that such firm reaffirms the statements made in the letter furnished pursuant to clause (v) above, except that the specified date referred to therein shall be a date not more than three business days prior to the Closing Time.

(vii) Maintenance and Confirmation of Rating. (A) After the execution of this Agreement and prior to the Closing Time, no rating of any of the Company’s debt securities shall have been reduced, suspended or withdrawn and there shall have been no public announcement that any such debt securities have been placed on CreditWatch or Watchlist, or under any similar surveillance or review, in each case with negative implications, by Moody’s Investor’s Service Inc. or Standard & Poor’s Ratings Services, a division of S&P Global, Inc., or any successor agencies thereto, and, at the Closing Time, the Representatives shall have received from the Company a certificate to such effect of the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company; and (B) at the Closing Time, the Securities shall have been assigned at least the ratings specified in the Disclosure Package, and the Company shall have delivered to the Representatives a letter, dated the date of the Closing Time, from each such rating agency, or other evidence reasonably satisfactory to the Representatives, confirming that the Securities have been assigned at least the ratings specified in the Disclosure Package.

(viii) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such additional documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(b) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled and shall not be waived by the Representatives, this Agreement may be terminated by the Representatives by notice to the Company, and such termination shall be without liability of any party to any other party, except as provided in Section 5 and except that Sections 2, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of the Underwriters. The Company shall indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, (A) arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, any Issuer Free Writing Prospectus, or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any untrue statement or omission of a material fact, or any alleged untrue statement or omission of a material fact, in either case of the nature described in clause (i) above; provided that any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Underwriters), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this Section 7 shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission, in or from, or alleged untrue statement or omission in or from, the information referred to in Schedule D.

(b) Indemnification of the Company. Each Underwriter severally (and not jointly) agrees to indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions of a material fact in or from, or alleged untrue statements or omissions of a material fact in or from, the information referred to in Schedule D.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 7. In the case of parties indemnified pursuant to Section 7(a), counsel to the indemnified parties shall be selected by the Underwriters, and, in the case of parties indemnified pursuant to Section 7(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7 or contribution could be sought under Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

SECTION 8. Contribution.

If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities, as so set forth.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by any Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) with respect to the offering of Securities pursuant to this Agreement shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each affiliate, director and officer of each Underwriter and each person, if any, who controls such Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several (and not joint) in proportion to the principal amounts of Securities set forth opposite their respective names in Schedule A hereto.

SECTION 9. Representations, Warranties and Agreements to Survive.

All of the respective representations, warranties and agreements of the Company and several Underwriters contained in this Agreement, or in certificates of officers of the Company delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, or any director, officer or controlling person of such Underwriter, or by or on behalf of the Company, or any director, officer or controlling person of the Company, and shall survive delivery of and payment for the Securities.

SECTION 10. Termination of Agreement.

(a) Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time prior to the Closing Time

(i) if there has been since the date of the latest audited balance sheet included in the Pricing Prospectus any Material Adverse Change, or

(ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to offer, sell or deliver the Securities or to enforce contracts for the sale of the Securities, or

(iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the New York Stock Exchange or the NYSE American or in the NASDAQ Global Market or the NASDAQ Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of such exchanges or Nasdaq Stock Market, Inc. with respect to such markets or by order of the Commission or any other governmental authority, or

(iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or

(v) if a banking moratorium has been declared by either federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof; and provided, further, that Sections 2, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters.

If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are then obligated to purchase under this Agreement (the “Defaulted Securities”), the non-defaulting Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters approved by the Company, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth. If, however, the non- defaulting Underwriters shall not have completed such arrangements within such 24 hour period, then:

(i) if the amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the amount of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 5 (it being understood that the fees and expenses referred to in clause (v) of Section 5(a) would in such event be payable by the Representatives) and except that Sections 2, 7, 8 and 9 shall survive any such termination and remain in full force and effect with respect to any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or the Prospectus or in any other documents or arrangements. As used in this Agreement, the term “Underwriter” includes any person substituted for a defaulting Underwriter under this Section 11.

SECTION 12. Notices.

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if received by mail, electronic mail or transmitted by any standard form of telecommunication to the addresses set forth in this Section or to such other address as such party shall have specified most recently by written notice. Notices to the Underwriters shall be directed to the Representatives at BNY Mellon Capital Markets, LLC, Debt Capital Markets, 101 Barclay Street, 3W, New York, New York 10286, attention: Debt Capital Markets, Fax No. (212) 815-6403; with copies at the same address (which shall not constitute notice) to attention: Operations Department, 101 Barclay Street, 3W, New York, New York 10286, Fax No. (724) 540-6311; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, attention: Investment Grade Syndicate Desk, Fax No. (212) 834-6081; MUFG Securities Americas Inc., 1221 Avenue of the Americas – 6th Floor, New York, New York 10020, attention: Capital Markets Group, Fax No. (646) 434-3455; and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention Transaction Management, Fax No. (704) 410-0326, with a copy (which shall not constitute notice) to: Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, attention: Andrew J. Hickey, Esq., Fax No. (617) 248-4000; and notices to the Company shall be directed to it at 1411 East Mission Avenue, Spokane, Washington 99202, attention: Treasurer, Fax No. (509) 777-5864, e-mail: Treasury@avistacorp.com.

SECTION 13. Parties in Interest.

This Agreement shall inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the affiliates, directors, officers and controlling persons referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any of the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. No Advisory or Fiduciary Relationship.

The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely on its own behalf and is not the agent or fiduciary of the Company, or its shareholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters), and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in, and may in the future engage in, a broad range of transactions that involve interests that differ from those of the Company and (e) no Underwriter has provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 15. Governing Law; Time; Consent to Jurisdiction.

This Agreement and any claim, controversy or dispute arising out of or otherwise relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving effect to principles of conflicts of laws thereof. Specified times of day refer to New York City time. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom), and each party waives (to the fullest extent permitted by law) any objection it may have to the levying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

SECTION 16. Waiver of Jury Trial.

To the fullest extent permitted by law, the Company and each Underwriter hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

SECTION 17. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

SECTION 18. Entire Agreement.

This Agreement supersedes all prior and contemporaneous agreements and understandings (whether written or oral) between the Company and the Underwriters with respect to the subject matter of this Agreement.

SECTION 19. Effect of Headings.

The Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 20. Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof or thereof shall not affect the validity or enforceability hereof or thereof or of any term or provision hereof or thereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours,

AVISTA CORPORATION

By:	/s/ Mark T. Thies
	Name:	Mark T. Thies
	Title:	Senior Vice President,
Chief Financial Officer and
Treasurer

Signature Page to Underwriting Agreement

CONFIRMED AND ACCEPTED,

as of the date first above written

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Dan Klinger
	Name:	Dan Klinger
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
	Name:	Som Bhattacharyya
	Title:	Executive Director

MUFG SECURITIES AMERICAS INC.

By:	/s/ Richard Testa
	Name:	Richard Testa
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto

Signature Page to Underwriting Agreement

SCHEDULE A

LIST OF UNDERWRITERS

Name of Underwriter	Principal Amount of Securities
BNY Mellon Capital Markets, LLC	$75,000,000
J.P. Morgan Securities LLC	75,000,000
MUFG Securities Americas Inc.	75,000,000
Wells Fargo Securities, LLC	75,000,000
KeyBanc Capital Markets Inc.	25,000,000
SMBC Nikko Securities America, Inc.	25,000,000
U.S. Bancorp Investments, Inc.	25,000,000

Total	$375,000,000

Sch A-1

SCHEDULE B

ISSUER FREE WRITING PROSPECTUSES

1. Electronic (Netroadshow) investor presentations of the Company made available on May 7, 2018 and May 15, 2018.

2. Term Sheet attached as Schedule C hereto

Sch B-1

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-209714

May 15, 2018

AVISTA CORPORATION

$375,000,000

First Mortgage Bonds,

4.35% Series due 2048

PRICING TERM SHEET

Issuer:	Avista Corporation

Security:	First Mortgage Bonds, 4.35% Series due 2048

Ratings (Moody’s/S&P)*:	[intentionally omitted]

Principal Amount:	$375,000,000

Trade Date:	May 15, 2018

Settlement Date**:	May 22, 2018 (T+5)

Maturity Date:	June 1, 2048

Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2018

Coupon:	4.350%

Public Offering Price:	99.899% of the principal amount

Yield to Maturity:	4.356%

Benchmark Treasury:	3.000% due February 15, 2048

Spread to Benchmark Treasury:	115 bps

Benchmark Treasury Price:	96-02

Benchmark Treasury Yield:	3.206%

Optional Redemption:	Make-whole call at any time prior to December 1, 2047 at 20 bps spread over Benchmark Treasury.

Callable on or after December 1, 2047 at par.

CUSIP/ISIN:	05379B AQ0 / US05379BAQ05

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:	KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings.

Sch C-1

**	Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the securities initially will settle T+5 (on May 22, 2018), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of securities who wish to trade securities prior to the date that is two business days before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC, which are incorporated therein by reference, for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Sch C-2

SCHEDULE D

INFORMATION FURNISHED BY UNDERWRITERS

1.	The information as to the delivery of the Securities by the Underwriters set forth in the last paragraph of the text on the cover page of the Pricing Prospectus and the Prospectus;

2.	The information set forth in the third paragraph, the third sentence of the fifth paragraph, the sixth paragraph and the seventh paragraph of text under the caption “Underwriting” in the Pricing Prospectus and the Prospectus; and

3.	Such other information (A) as shall be included in an amendment or supplement to the Prospectus and (B) as to which the Representatives and the Company shall have executed a letter or other document supplemental to this Agreement to the effect that such information shall be treated as having been referred to in this Schedule D.

Sch D-1